Exhibit 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES CHANGES TO

BOARD OF DIRECTORS

Edward L. Kuntz to become Chairman of the Board

Fred J. Kleisner Appointed to Board of Directors

John H. Klein and Garry N. Garrison to resign from the Board of Directors

LOUISVILLE, Ky. (March 23, 2009) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced changes to its Board of Directors.

Edward L. Kuntz will relinquish his position as Executive Chairman and will serve as Chairman of the Board of Directors effective May 20, 2009. As Chairman, Mr. Kuntz will coordinate all matters and committee activities of the Board, act as the principal liaison between the Board and senior management and provide information and guidance to the Board and Kindred’s Chief Executive Officer.

Kindred also announced that it has appointed Fred J. Kleisner to its Board of Directors effective immediately. Mr. Kleisner will serve on the Company’s Audit Committee and the Compliance and Quality Committee. Mr. Kleisner (age 64) serves as President and Chief Executive Officer and a director of Morgans Hotel Group Co., a hospitality company that operates, owns, acquires and redevelops boutique hotels in the United States and Europe.

In addition, Kindred announced that Mr. John H. Klein and Mr. Garry N. Garrison will resign from the Board upon conclusion of the Company’s 2009 annual meeting of shareholders. Mr. Klein serves as the Company’s lead independent director and as a member of the Executive Compensation Committee and Compliance and Quality Committee. Mr. Garrison serves as a member of the Executive Compensation Committee and the Compliance and Quality Committee. Both Mr. Klein and Mr. Garrison have served on the Kindred Board since April 2001.

“I am grateful that Eddie Kuntz will continue to share his experience and provide his insights to me and the other members on the Board in his new role as Chairman,” said Paul J. Diaz, President and Chief Executive Officer of Kindred. “In addition, we are very excited to have Fred Kleisner join our Board. Fred’s experience at Morgans Hotel Group and as a leader in the hospitality industry will further complement the talents of our Board.”

680 South Fourth Street Louisville, Kentucky 40202

502.596.7300        www.kindredhealthcare.com

Mr. Diaz continued, “I also would like to thank John Klein and Garry Garrison for their service on the Kindred Board. Both John and Garry joined the Board when the Company emerged from its reorganization in 2001. Their leadership and counsel have been instrumental in our ability to grow and improve the Company over the last eight years. John’s and Garry’s commitment to Kindred, its shareholders and our mission of providing quality healthcare services has enabled us to move beyond the reorganization and to build a company that is more focused operationally and financially and that is well positioned to address future challenges and opportunities.”

Mr. Diaz further commented, “These changes demonstrate our desire to continually evolve our Board and to seek opportunities to add independent directors that will strengthen our capabilities. We believe these changes further our commitment to sound corporate governance and will be beneficial to all of Kindred’s stakeholders.”

About Kindred Healthcare

Kindred Healthcare, Inc. is a healthcare services company, based in Louisville, Kentucky, with annual revenues of over $4 billion and approximately 53,700 employees in 40 states. At December 31, 2008, Kindred through its subsidiaries provided healthcare services in 655 locations, including 82 long-term acute care hospitals, 228 skilled nursing centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 345 non-affiliated facilities. Ranked first in Fortune magazine’s Most Admired Companies “Health Care: Medical Facilities” category, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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